ROTENBERG & CO. LLP

Certified Public Accountants

585.295.2400 ♦585.295.2150 (fax)

________________________________________________________________________

1870 Winston Road South♦ Rochester, NY 14618♦www.totenbergllp.com

May 6, 2008

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

USA

Dear Ladies and Gentlemen:

We are the former independent auditors for True Product ID, Inc. (the “Company”).  We have read the Company’s proposed disclosure in the section “Changes in Registrant’s Certifying Accountant” as included in Section 4.01 of the Form 8-K which the Company proposes to file the week of May 5, 2008.  We are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

/s/ Rotenberg & Co., LLP

ROTENBERG & CO., LLP

/cf